Exhibit 99

ZBB Energy Corporation Reports Third Quarter Fiscal Year 2014
Break-even Earnings per Share

MILWAUKEE, WI – (Marketwire – May 15, 2014) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its third fiscal quarter ended March 31, 2014.

Third Quarter Highlights

During the third quarter of fiscal year 2014, the Company’s major accomplishments included:

•	Completed a secondary offering of 6,325,000 shares of common stock at $2.25 per share for net cash proceeds of $13.1 million.

•	Achieved the initial milestone of the joint development agreement with Lotte Chemical, and received $3 million in one-time upfront license fees for the quarter.

•
Tested and shipped equipment to Ergon Energy in Australia. Ergon has successfully completed their lab testing and will place the equipment in the field over the coming weeks as part of their field trial to determine suitability.

Subsequent to the end of the third quarter of fiscal year 2014, the Company:

•	Hired a sales manager for the state of Hawaii.

•	Advanced to the RFQ stage for the Imperial Irrigation District’s 40-megawatt energy storage project.

“The completion of our secondary offering and the initiation of the Lotte Chemical project strengthened our balance sheet this quarter and enhanced our financial capacity to more aggressively pursue the multiple sales opportunities in our markets,” said Eric C. Apfelbach, President and Chief Executive Officer. “To prepare for these opportunities, we are actively working to add staff in our sales and technical areas, including our recent hire of a sales manager for Hawaii.”

“Additionally, ZBB and Lotte are working towards an agreement that would enable Lotte to purchase from ZBB the “chassis” frame, internal componentry and power electronics for ZBB EnerStore® flow batteries, whereby Lotte will source the electrolyte and manufacture the stacks to be placed in the chassis frame provided by ZBB.  This combined global manufacturing strategy will give us the lowest possible costs and enable us to ramp quickly to meet the large demand that is being indicated by the RFQ activity.”

“We believe our products are the right fit for the multi-billion dollar energy storage proposals in California, New York, Province of Ontario and South Korea.” continued Mr. Apfelbach. “We expect additional energy storage proposals going forward, including in China, which we believe over time has the potential to be a $40 billion market opportunity.”

Financial results for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013 included:

•	Product sales decreased 59% to $822,318 from $2,019,191.

•	Engineering and development revenues increased 650% to $750,000 from $100,000.

•	License revenues were $3,000,000.

•	Product gross margin was 33.0% compared to 12.8% in the prior year quarter.

•	Net loss to common stockholders improved to $67,945 compared to $2,824,313.

•	Loss per share improved to ($0.004) from ($0.18).

Financial results for the nine month period ending March 31, 2014 compared to the nine months ended March 31, 2013:

•	Product sales decreased 58% to $2,652,896 from $6,372,336.

•	Engineering and development revenues increased 200% to $950,000 from $318,183.

•	Product gross margin was 36.0% compared to 13.4% in the prior year period.

•	Net loss to common stockholders improved to $4,901,204 compared to $8,790,560.

•	Loss per share improved to ($0.27) from ($0.57).

Financial Position

The Company’s backlog as of March 31, 2014 was approximately $5.2 million. $3.25 million of our backlog relates to provisions of the Lotte Amended License and Research and Development Agreements.  The Company ended the third quarter of fiscal 2014 with total assets of $23.5 million, including $13.4 million in cash and $583,000 in accounts receivable.

“I expect our order flow to remain uneven in the near-term. We will continue to work with our partners, including Lotte Chemical and Cummins Crosspoint, to extend our relationships and secure additional business.  In addition, the recently announced plan by the U.S. Department of Energy to offer up to $4 billion in loan guarantees for renewable energy projects could rejuvenate interest and orders in the domestic market,” Mr. Apfelbach concluded.

Conference call – May 15, 2014 – 4:30 p.m. Eastern Time (3:30 p.m. CT)

The Company will hold a conference call on Thursday, May 15, 2014 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss results for its third fiscal quarter ended March 31, 2014. To participate in the call, please dial 1-888-539-3612 for domestic callers and 1-719-457-0820 for international callers. The participant passcode is 3851779.

The call will be available for replay at 1-888-203-1112 for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 3851779. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com.

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations

	Three months ended March 31,		Nine months ended March 31,
	2014	2013	2014	2013
Revenues
Product sales	$822,318	$2,019,191	$2,652,896	$6,372,336
Engineering and development	750,000	100,000	950,000	318,183
License	3,000,000	-	3,000,000	-
Total Revenues	4,572,318	2,119,191	6,602,896	6,690,519

Costs and Expenses
Cost of product sales	546,904	1,761,762	1,698,762	5,519,360
Cost of engineering and development	65,560	62,118	109,196	107,183
Advanced engineering and development	1,095,589	1,293,147	3,400,318	3,828,686
Selling, general, and administrative	2,667,569	1,439,235	5,221,065	4,731,209
Depreciation and amortization	200,646	338,041	886,405	1,022,503
Total Costs and Expenses	4,576,267	4,895,303	11,315,744	15,208,941

Income (Loss) from Operations	(3,949)	(2,776,112)	(4,712,849)	(8,518,422)

Other Income (Expense)
Equity in loss of investee company	(55,428)	(118,442)	(303,910)	(651,555)
Interest income	1,435	913	2,944	1,896
Interest expense	(27,153)	(40,829)	(124,668)	(134,039)
Other income (expense)	-	(45,000)	896	(45,000)
Total Other Income (Expense)	(81,146)	(203,358)	(424,738)	(828,698)

Income (Loss) before provision (benefit) for Income Taxes	(85,096)	(2,979,470)	(5,137,587)	(9,346,939)

Provision (benefit) for Income Taxes	(38,598)	(36,715)	(86,848)	(110,866)
Net loss	(46,497)	(2,942,755)	(5,050,739)	(9,236,074)
Net loss attributable to noncontrolling interest	55,428	118,442	303,910	445,514
Net Income (Loss) Attributable to ZBB Energy Corporation	8,931	(2,824,313)	(4,746,829)	(8,790,560)
Preferred Stock Dividend	(76,876)	-	(154,375)	-
Net Loss Attributable to Common Shareholders	$(67,945)	$(2,824,313)	$(4,901,204)	$(8,790,560)

Net Loss per share
Basic and diluted	$(0.004)	$(0.18)	$(0.27)	$(0.57)

Weighted average shares-basic and diluted	18,690,642	15,693,149	18,045,685	15,555,891

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	March 31, 2014
	(Unaudited)	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$13,393,266	$1,096,621
Restricted cash on deposit	69,713	60,000
Accounts receivable, net	583,020	446,925
Inventories	1,748,607	2,459,776
Prepaid expenses and other current assets	261,323	224,542
Refundable income tax credit	93,976	137,228
Total current assets	16,149,904	4,425,092
Long-term assets:
Property, plant and equipment, net	4,526,730	5,179,707
Investment in investee company	2,000,219	2,304,122
Intangible assets, net	-	411,073
Goodwill	803,079	803,079
Total assets	$23,479,932	$13,123,073

Liabilities and Equity
Current liabilities:
Bank loans and notes payable	$348,701	$885,786
Accounts payable	633,145	570,932
Accrued expenses	1,461,447	785,532
Customer deposits	1,202,295	2,194,262
Accrued compensation and benefits	194,048	164,437
Total current liabilities	3,839,635	4,600,949
Long-term liabilities:
Bank loans and notes payable	2,133,709	2,395,802
Total liabilities	5,973,345	6,996,751

Equity
Series B redeemable convertible preferred stock ($0.01 par value,
$1,000 face value) 10,000,000 authorized, 2,750 and 0 shares issued and outstanding, preference in liquidation of $5,641,510 as of March 31, 2014	28	-
Common stock ($0.01 par value); 150,000,000 authorized,
25,257,700 and 17,707,341 shares issued and outstanding as of March 31, 2014 and June 30, 2013 respectively	960,891	885,389
Additional paid-in capital	101,823,820	85,464,055
Accumulated deficit	(85,679,653)	(80,932,824)
Accumulated other comprehensive loss	(1,598,710)	(1,594,418)
Total ZBB Energy Corporation Equity	15,506,376	3,822,202
Noncontrolling interest	2,000,211	2,304,120
Total equity	17,506,587	6,126,322
Total liabilities and equity	$23,479,932	$13,123,073

ZBB Energy Corporation
Condensed Consolidated Statements of Cash Flows

	Nine months ended March 31,
	2014	2013
Cash flows from operating activities
Net loss	$(5,050,739)	$(9,236,074)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	580,379	552,079
Amortization of intangible assets	411,073	549,532
Stock-based compensation	450,796	570,604
Equity in loss of investee company	303,910	651,555
Amortization of discounts and debt issuance costs on notes payable	14,566	-
Purchase price adjustment	-	45,000
Changes in assets and liabilities
Accounts receivable	(136,095)	(605,430)
Inventories	823,670	(121,558)
Prepaids and other current assets	(51,346)	1,831
Refundable income taxes	43,253	(118,682)
Accounts payable	62,213	48,340
Accrued compensation and benefits	29,610	(87,710)
Accrued expenses	715,707	(417,946)
Customer deposits	(991,967)	(174,644)
Net cash used in operating activities	(2,794,971)	(8,343,103)
Cash flows from investing activities
Expenditures for property and equipment	(39,907)	(106,479)
Investment in investee company	-	-
Deposits of restricted cash	(9,713)	(60,000)
Net cash used in investing activities	(49,620)	(166,479)
Cash flows from financing activities
Repayments of bank loans and notes payable	(843,262)	(877,312)
Proceeds from issuance of preferred stock and warrants	3,000,000	-
Preferred stock issuance costs	(96,967)	-
Proceeds from issuance of common stock	14,231,250	4,244,689
Common stock issuance costs	(1,149,786)	(177,606)
Proceeds from noncontrolling interest	-	5,500
Net cash provided by financing activities	15,141,235	3,195,271
Effect of exchange rate changes on cash and cash equivalents	-	776
Net increase (decrease) in cash and cash equivalents	12,296,645	(5,313,535)
Cash and cash equivalents - beginning of period	1,096,621	7,823,217

Cash and cash equivalents - end of period	$13,393,266	$2,509,683

Cash paid for interest	$137,763	$121,539
Cash received from foreign income tax credit	133,996	-

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, licenses and manufactures advanced energy storage and  power electronics systems, as well as engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB’s portfolio includes integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs for grid connected and off-grid applications. ZBB’s innovative platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential customers. In addition, the platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB has a joint venture with Meineng Energy, a provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051